March 14, 2006

TRUSTEE:	MASTER SERVICER:
Wells Fargo Bank, N.A. 9062 Old Annapolis Road Columbia, MD 21045 Attn: Ruth Borealo	Wachovia Bank, National Association Structured Products Services 8739 Research Drive - URP 4 Charlotte, NC 28288-1075 Attn: Doug Ratcliff
UNDERWRITERS:
Wachovia Capital Markets LLC 301 South College Street Charlotte, NC 28288-0166 Attn: Mr. William J. Cohane	Countrywide Securities Corporation 4500 Park Granada - MS CH-143 Calabasas, CA 91302 Attn: Mr. Ruben Avilez
Citigroup Global Markets Inc. 388 Greenwich Street, 11th Floor New York, NY 10013 Attn: Ms. Angela Vleck	ABN AMRO Incorporated 55 East 52nd Street New York, NY 10055 Attn: Mr. Andy Chen
Credit Suisse First Boston LLC 11 Madison Avenue New York, NY 10010 Attn: Mr Jeffrey Altabef	Goldman, Sachs & Co. 85 Broad Street New York, NY 10004 Attn: Ms. Ilana Wolfe
RATING AGENCIES:
Moody’s Investors Service, Inc. 99 Church Street, 8th Floor New York, NY 10007 Attn: Tracey Ferguson	Standard & Poor’s Ratings Service 55 Water Street, 41st Floor New York, NY 10041-0003 Attn: CMBS Surveillance Group
DEPOSITOR:
Fitch, Inc. One State Street Plaza New York, NY 10004 Attn: Mary MacNeil	Wachovia Commercial Mortgage Securities, Inc. 301 South College Street Charlotte, NC 28288 Attn: William J. Cohane

RE: WCMS 05-C17, Officer’s Certificate

Dear Representatives:

In accordance with the requirements detailed in §3.13 of the Pooling and Servicing Agreement for the above-mentioned CMBS pool, Allied Capital Corporation (“ACC”), in its capacity as Special Servicer, is providing this Officer’s Certificate with respect to the following:

(i)	Under my supervision, ACC has reviewed its activities for 2005 and its performance under the Pooling and Servicing Agreement;
(ii)
To the best of my knowledge, based on this review, ACC has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects throughout its term as Special Servicer which was for the period of 3/30/05 through 7/13/05; and

(iii)	ACC has received no notice regarding qualification, or challenging the status, of either of REMIC I or REMIC II as a REMIC under the REMIC Provisions or of the Grantor Trust as a “grantor trust” for income tax purposes under the Grantor Trust Provisions from the Internal Revenue Service or any other governmental agency or body.

Should you have any questions, please do not hesitate to contact me. I can be reached directly at 202/973-6369 or via email at scheurer@alliedcapital.com.

Sincerely,
Allied Capital Corporation

/s/ John M. Scheurer
John M. Scheurer
Managing Director

cc:     Kathleen C. Olin
      CWCapital Asset Management LLC
  700 Twelfth Street NW, Suite 700
  Washington, DC 20005

  Greg Askey, Principal
  Matthews, Carter and Boyce, P.C.
  11320 Random Hills Road, Suite 600
  Fairfax, VA 22030-7427